UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)
Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On August 26, 2025, the Hartman Group distributed the following letter to shareholders:

Chaos at Silver Star

August 26, 2025

Dear Fellow Silver Star Shareholders,

Silver Star’s recent decision to postpone the shareholder meeting until October 6, 2025, is deeply concerning. While the Board claims this delay is meant to provide shareholders with “complete information,” in reality it allows the promotion of theirs lies, to continue in illegal activity and further destroy the company!

The Board's Chaotic Communication

The Board's recent letter exemplifies the very chaos they claim to oppose. Instead of addressing substantive matters, it relies on a smear campaign of personal attacks and inflammatory accusations that are totally false. Telling lies is not justification for postponing a meeting that was already noticed and scheduled.

Continued Illegal Activity

The Board states their postponement will provide shareholders with "full and accurate information." This is a lie from the pit of hell. If that were true, they would have already complied with the outstanding books and records requests required by law to be sent to the shareholders.

The Board has made false statements to the SEC regarding shareholder consent and approval processes. These misrepresentations to federal regulators constitute a serious breach of fiduciary duty and violate federal securities laws. Silver Star's Board publicly lied and misled shareholders by concealing the actual results.

On June 23rd, the SEC notified Silver Star that their proxy statement fails to comply with Securities Exchange Act requirements. According to SEC regulations, they are not allowed to solicit proxies.

Delaying the Vote Causes Further Destruction of Value

Every day this meeting is delayed, shareholder value continues to erode. This postponement serves only to devalue the company more with more fire sales and mismanagement. They don’t even staff some of the properties with leasing agents and the ones that are staffed, complain about how difficult they are to do a lease with. The delay is not about providing information, but about avoiding accountability and clinging to power at shareholders' expense.

A Constructive Path Forward

Rather than continuing a cycle of accusations and delays, we propose a constructive path forward:

•	Immediate Compliance: Honor outstanding books and records requests.
•	Proceed as Scheduled: Hold the shareholder meeting without further delay.

We remain committed and believe that a prompt, well-informed shareholder vote is in everyone's best interest.

We appreciate your continued attention to these important matters and will continue to communicate with you as developments warrant.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.